EMPLOYMENT AGREEMENT - JOHN MERKENT

	AGREEMENT made as of May 11, 2005 (the "Effective Date") by and between THE KINGSLEY COACH, INC., a Delaware corporation with offices at 25820 7th Street W, Zimmerman, MN 55398 (the "Corporation"), and JOHN MERKENT, residing at 281 Smith Road, Shirley, NY 11967 ("Merkent").

	WHEREAS, the Corporation wishes to employ Merkent as President and Chief Executive Officer, and to provide Merkent with assurance of compensation and terms of employment which will competitively motivate Merkent, and Merkent desires to be so employed.

	NOW, THEREFORE, it is agreed:

	1. 	Title; Capacities.

        (a) The Corporation hereby employs Merkent as President, which shall be the chief executive office of the Corporation. In such capacity, Merkent shall be responsible for supervising the implementation of the plans and policies adopted from time-to-time by the Corporation's Board of Directors. Merkent shall be subject to the supervision of the Corporation's Board of Directors.

	(b) 	Merkent agrees that he will devote substantially all of his
business time, labor, skill, attention and best ability to the performance of his duties under this Agreement. The Corporation acknowledges, however, that Merkent intends to maintain his primary residence in the State of New York or an adjacent state, and agrees that Merkent will allocate his time between his primary residence and the Corporation's offices in Minnesota as needed to accommodate both the interests of the Corporation and Merkent's personal interests. Merkent agrees to abide by such reasonable rules, regulations, personnel practices and policies of the Corporation, and any changes therein, which may be adopted from time to time by the Corporation and delivered in writing to Merkent.

	2.  	Compensation.

	(a)  	Salary.  The Corporation will pay Merkent a salary at the
rate of One Hundred Thousand Dollars ($100,000) per annum. The Corporation shall pay Merkent his salary on the same bi-weekly schedule as the Corporation utilizes for its managerial personnel. The Corporation shall pay only one-half of the salary to Merkent and shall accrue the other half until the Corporation has reported to the public net income for two consecutive fiscal quarters, at which time the accrued salary will be paid to Merkent in six bi-weekly installments.

	(b)  	Stock Option. Upon the execution of this agreement, the
Corporation will issue to Merkent an option pursuant to the 2005 Executive Equity Plan. The option shall be for two million (2,000,000) shares of the Corporation's common stock at an exercise price of Twenty Cents ($.20) per share, and shall be in the form annexed hereto as Appendix A.

	(c) 	Benefits.  Merkent shall be entitled to receive such health, medical, disability and life insurance benefits as are made available to executive employees of the Corporation.

	(d) 	Reimbursement of Business Expenses.  Merkent shall be entitled to reimbursement of all reasonable business expenses actually incurred by Merkent in the discharge of Merkent's duties hereunder, including expenses for entertainment, travel, employee training and similar items, if Merkent submits the related invoice or other sufficient documentation within thirty (30) days of his receipt of the documentation. All travel expenses incurred by Merkent on trips between his primary residence and the Corporation's offices shall be reimbursable.

	3.  	Term.

	(a) 	The "Term" of this Agreement and of Merkent's employment
hereunder shall commence on the Effective Date and shall terminate on May 31, 2007, unless earlier terminated pursuant to Sec. 3(b) hereunder.

	(b)  	Prior to May 31, 2006, Merkent's employment hereunder
may be terminated as follows:

(i)	by Merkent, at will;

	(ii)	by the Corporation for Cause;

	(iii) 	by the Corporation, upon the death or disability of
Merkent. "Disability" shall mean Merkent's inability to perform Merkent's normal employment functions due to any medically determinable physical or mental disability, which can last or has lasted three months or is expected to result in death.

	(c)  	As used herein, the term "Cause" shall mean only the
following: (i) conviction during the Term of a crime involving moral turpitude, (ii) material, willful or gross misconduct by Merkent in the performance of his duties hereunder, or (iii) the failure by Merkent to perform or observe any substantial lawful obligation of such employment that is not remedied within fifteen (15) days after the receipt of written notice thereof from the Board of Directors (provided such neglect or failure is unrelated to disability).

	(d)  	Termination of Merkent's employment, when permitted
hereunder, may be effectuated by delivery of written notice to Merkent, stating the grounds for termination. Such notice shall be effective upon receipt.

	(e)	At any time during the Term of the Agreement, the Board of
Directors may remove Merkent from his position as President if it determines that such removal is in the best interests of the Corporation. Upon such removal, Merkent may assume another role in the Corporation if Merkent and the Corporation so agree, or he may have no further responsibilities to the Corporation. A removal from office pursuant to this Section 3(e) shall not be deemed to be a termination of this agreement, and Merkent shall remain employed under the terms of this Agreement until the Agreement terminates pursuant to either Section 3(a) or Section 3(b).

	4.   	Covenant of Non-Competition.  In consideration of the
undertakings by the Corporation herein, Merkent covenants for the benefit of the Corporation and the shareholders thereof as follows:

	(a) 	The "Restricted Period" for purposes of this Covenant shall
commence on the Effective Date of this Agreement and shall continue for a period ending on the date which is one year after the date on which Merkent ceases to be employed by the Corporation.

	(b) 	During the Restricted Period Merkent shall not, directly or
indirectly, as an employee, consultant or principal, through equity ownership or otherwise, for himself or for any other person, engage in, or assist any other person to engage in, any Competitive Activities. For purposes hereof, "Competitive Activities" shall mean the following:

         (i) 	Directly or indirectly soliciting, diverting, taking away
or attempting to solicit, divert, or take away any business opportunities which became available to the Corporation or any of its subsidiaries or affiliated entities during the Term of this Agreement;

         (ii) 	Engaging in business with any person or entity with
which the Corporation was engaged in business during the six months preceding Merkent's business engagement;

         (iii)	Engaging in the business of designing, manufacturing
and/or marketing recreational vehicles or vehicles designed for the specific functions performed by vehicles marketed or manufactured by the Corporation; or

         (iv) 	Hiring, offering to hire, enticing away or in any
manner persuading or attempting to persuade any person affiliated (as employee or as independent contractor) with the Corporation or any affiliate or subsidiary of the Corporation to discontinue his relationship with such company, or to become employed by any other entity.

	5. Assignment. The Corporation and Merkent acknowledge that the relationship established hereby is unique and personal and that neither the Corporation nor Merkent may assign or delegate any of their respective rights and/or obligations hereunder without the prior written consent of the other party except as follows:

	In the event of a future disposition of (or including) the properties and business of the Corporation, substantially as an entirety, by merger, consolidation, sale of assets, or otherwise, then the Corporation shall be obligated to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving corporation, and such acquiring or surviving corporation shall assume in writing all of the obligations of the Corporation hereunder; provided, however, that the Corporation (in the event and so long as it remains in business as an independent going enterprise) shall remain liable for the performance of its obligations hereunder in the event of an unjustified failure of the acquiring corporation to perform its obligations under this Agreement.

	6. Indemnification. The Corporation shall indemnify Merkent to the fullest extent authorized by the General Corporation Law of the State of Delaware against claims or liability arising from his service on behalf of the Corporation.

	7. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, except as to matters of corporate governance which shall be governed by and interpreted in accordance with the laws of the State of Delaware.

	IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

					THE KINGSLEY COACH, INC.

					By: /s Jeannie Michels
                                        --------------------------
					Jeannie Michels, Secretary


					/s/ John Merkent
                                        ----------------
					JOHN MERKENT




                           THE KINGSLEY COACH, INC.

                Award Agreement  - Nonqualified Stock Option

                           Grantee:   John Merkent

                          Date:        May 11, 2005

                          Total Shares:    2,000,000

                         Exercise Price: $.20 per share

	The Kingsley Coach, Inc., a Delaware corporation (the "Company"), pursuant to its 2005 Executive Equity Plan (the "Plan"), grants to the Grantee identified above a nonqualified stock option to purchase the number of shares stated above of the Common Stock, $.00001 par value, of the Company (the "Shares") on the terms and conditions set forth herein and in the Plan (the "Option"). All terms of the Plan not specifically set forth herein are incorporated herein by reference, and the Grantee should review the Plan to ascertain all the terms and conditions of this Option.

	1.  Vesting, Duration and Expiration of the Option

	The right to purchase 1,000,000 shares upon exercise of this Option shall vest on each of the following dates: May 1, 2006 and May 1, 2007
(the "Vesting Dates"); provided, however, that no rights will vest on a Vesting Date unless that Vesting Date occurs during the Term of the Employment Agreement between the Grantee and the Company.

         The "Exercise Period" for the Option shall commence on each Vesting Date with respect to rights which vest on that Vesting Date. The Exercise Period shall expire on the second anniversary of the Vesting Date as to the number of shares that vested on that Vesting Date (the "Expiration Date").

	2.  Exercise of Options.

	This Option may be exercised, during the Exercise Period, with respect to all or, from time to time, with respect to any portion of the Shares then subject to such exercise, by the delivery to the Secretary of the Company at its principal office of a written notice of exercise. The notice shall specify the number of Shares for which the Option is being exercised (which number, if less than all of the Shares then subject to exercise, shall be 50 or a multiple thereof) and shall be accompanied by payment in full of the Exercise Price for such Shares. No certificate for Shares shall be delivered upon exercise of any Option until all laws, rules and regulations which the Board of Directors may deem applicable have been complied with. If a registration statement under the Securities Act of 1933 is not then in effect with respect to the Shares issuable upon such exercise, it shall be a condition precedent that the person exercising the Option give to the Company a written representation and undertaking, satisfactory in form and substance to the Board of Directors, that he is acquiring the shares for his own account for investment and not with a view to the distribution thereof.

	The person exercising an Option shall not be considered a record holder of the Shares so purchased for any purpose until the date on which he is actually recorded as the holder on such stock records of the Company.

	3.  Anti-Dilution Provisions.

	If there is any stock dividend, stock split, or combination of shares of Common Stock of the Company, the number and amount of Shares then subject to Option shall be proportionately and appropriately adjusted. No change shall be made in the aggregate purchase price to be paid for all Shares subject to this Option, but the aggregate purchase price shall be allocated among all Shares subject to this Option after giving effect to the adjustment.

	If there is any other change in the Common Stock of the Company, including recapitalization, reorganization, sale or exchange of assets, exchange of shares, offering of subscription rights, or a merger or consolidation in which the Company is the surviving corporation, an adjustment, if any, shall be made in the Shares then subject to this Option as the Board of Directors may deem equitable. Failure of the Board of Directors to provide for an adjustment pursuant to this subparagraph prior to the effective date of any Company action referred to herein shall be conclusive evidence that no adjustment is required in consequence of such action.

	4.  Investment Representation and Legend of Certificates.

	By accepting this Option, the Grantee agrees that, until such time as a registration statement under the Securities Act of 1933 becomes effective with respect to the Option and/or the Shares, he is taking this Option and will take the Shares underlying this Option, for investment and not for resale or distribution. The Company shall have the right to place upon the face or back of any stock certificate or certificates evidencing shares issuable upon the exercise of this Option such legend as the Board of Directors may prescribe for the purpose of preventing disposition of such Shares in violation of the Securities Act of 1933, as now or hereafter provided.

	5.  Non-Transferability.

	This Option shall not be transferable by the Grantee. The Option shall be exercisable only during the lifetime of the Grantee and only by the Grantee.

                                        THE KINGSLEY COACH, INC.


                                   	By: /s/ Jeannie Michels
                                        ------------------------
                                  	Name:  Jeannie Michels
                                  	Title:  Secretary